SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. )()


                         Accuimage Diagnostic Corp.
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                                (Name of Issuer)

                                 Common Shares
--------------------------------------------------------------------------------
                      (Title of Class of Securities)

                                  004381109
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                                (CUSIP Number)

                                Aviel Faliks
                          101 Summer St., Apt. 414
                              Stamford, CT 06901
                                (646)296-9480
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                               October 31, 2003
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             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               -----------------
                                                               Page 1 of 4 pages
                                                               -----------------

---------------------                                          -----------------
CUSIP No. 004381109                 13D                        Page 2 of 4 Pages
--------------------                                           -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Aviel Faliks,
                    Social Security number ###-##-####
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                    (a)  [_]
                    (b)  [ ]

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3    SEC USE ONLY

                         [ ]

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4    SOURCE OF FUNDS*

                    PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)

                         [_]

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6    CITIZENSHIP OR PLACE OF ORGANIZATION


                    United States of America

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   NUMBER OF     7    SOLE VOTING POWER                         25,050,000
    SHARES
BENEFICIALLY   -----------------------------------------------------------------
  OWNED BY       8    SHARED VOTING POWER                       NA
    EACH
  REPORTING    -----------------------------------------------------------------
   PERSON        9    SOLE DISPOSITIVE POWER                    25,050,000
    WITH
               -----------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER                  NA
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                25,050,000
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                    [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                                52.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON                                   IN
     (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 004381109                 13D                        Page 3 of 4 Pages
---------------------                                          -----------------

Item 1.  Security and Issuer.
------   --------------------
This Statement relates to the common stock, no par value (the "Common Stock"), of Accuimage Diagnostic Corp. (the "Company"), whose offices are located at 500 Grandview Drive, Suite 100, South San Francisco, CA 094080

Item 2.  Identity and Background.
------   ------------------------
     (a)          Aviel Faliks

     (b)          101 Summer St., Apt 414
                  Stamford, CT 06901

     (c)          Employer: A-Squared Management, LLC
                  Financial Management
                  Research Analyst

     (d)          None

     (e)          None:, and

     (f)          United States of America.

Item 3.  Source and Amount of Funds or Other Consideration.
------   --------------------------------------------------
                  $1,020,000 in personal funds

Item 4.  Purpose of Transaction.
------   -----------------------
                  Personal Investment

Item 5.  Interest in Securities of the Issuer.
------   -------------------------------------
        (a)       Amount beneficially owned: 25,050,000 shares
                  Persent of class: 52.2%

        (b)       Number of shares as to which the person has:
                  (i)   Sole power to vote or to direct the vote:   25,050,000;
                  (ii)  Shared power to vote or to direct the vote: -0-;
                  (iii) Sole power to dispose or to direct the
                        disposition of:                             25,050,000;
                  (iv)  Shared power to dispose or to direct the
                        disposition of:                              -0-;

        (c) The following transaction took place within the past sixty days:

                  None

        (d)       NA

        (e)       NA

Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect
------   to Securities of the Issuer.
         -----------------------------------------------------------------------
                  None

Item 7.  Material to be Filed as Exhibits.
------   ---------------------------------
                  NA

---------------------                                          -----------------
CUSIP No. 004381109                    13D                     Page 4 of 4 Pages
---------------------                                          -----------------

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 December 3, 2003
                                                 -----------------
                                                 (Date)


                                                 By: /s/ Aviel Faliks
                                                 -----------------------
                                                 (Signature)

                                                 Aviel Faliks
                                                 ------------------------
                                                 Name